Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-75762 on Form S-8 of our report dated June 22, 2011, relating to the 2010 financial statements of the Bunge Savings Plan appearing in this Annual Report on Form 11-K of the Bunge Savings Plan for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
June 26, 2012